UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2017

Hospitality Investors Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55394	80-0943668
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

450 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant’s telephone number, including area code: (571) 529-6390

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☒	Emerging growth company

☒	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

1

Item 8.01. Other Events

Determination of Estimated Per-Share NAV

Overview

On June 19, 2017, the board of directors (the “Board”) of Hospitality Investors Trust, Inc. (the “Company”) unanimously approved the estimated net asset value per share of the Company’s common stock (“Estimated Per-Share NAV”) equal to $13.20 based on an estimated fair value of the Company’s assets less the estimated fair value of the Company’s liabilities, divided by 39,617,676 shares of common stock outstanding on a fully diluted basis as of March 31, 2017. The Estimated Per-Share NAV takes into consideration appraisals of the Company’s 141 real estate assets (the “Real Estate Assets”) performed by an independent valuation firm and is in accordance with the valuation guidelines previously established by the Board. There have been no material changes between March 31, 2017 and the date of this filing that management of the Company believes would impact the Estimated Per-Share NAV.

This is the first annual update of Estimated Per-Share NAV the Company has published. On July 1, 2016, the independent directors of the Board as constituted on such date unanimously approved an Estimated Per-Share NAV equal to $21.48 as of March 31, 2016 (the “2016 NAV”). It is currently anticipated that the Company will publish an updated Estimated Per-Share NAV on at least an annual basis.

The Company has published a series of Frequently Asked Questions and Answers to assist financial advisors and stockholders with respect to Estimated Per-Share NAV which is attached as Exhibit 99.1 to this Current Report on Form 8-K and available on the Company’s website at www.hitreit.com.

Process

Consistent with the Company’s valuation guidelines, the Company engaged a nationally recognized independent third-party advisor (the “Valuation Firm”), to perform appraisals of the Company’s Real Estate Assets, and provide a valuation range of each Real Estate Asset. In addition, the Valuation Firm assisted the Company with determining the appropriateness of other assets and liabilities included in the Estimated Per-Share NAV. As part of the process, the Company also consulted with a nationally recognized third party debt valuation advisor. The Company engaged Duff & Phelps, LLC (“Duff & Phelps”) in connection with the Board’s determination of the 2016 NAV. Because of the Company’s transition to self-management earlier in 2017, Duff and Phelps’ historic relationship with the Company’s former advisor and the existence of other valuation services the Valuation Firm was providing for the Company as described further below, the Company, with unanimous approval by the Board, determined to use a different Valuation Firm in connection with the determination of Estimated Per-Share NAV described herein.

The Valuation Firm has extensive experience estimating the fair value of commercial real estate. The method used by the Valuation Firm to appraise the Real Estate Assets in the report furnished to the Company by the Valuation Firm is in accordance with the provisions of the Investment Program Association Practice Guideline 2013-01 titled “Valuations of Publicly Registered Non-Listed REITs,” issued April 29, 2013. The Valuation Firm prepared the valuation of the Real Estate Assets in accordance with the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice. Other than with respect to its engagement as described herein and with respect to its engagement by the Company to consult with the Company in connection with the Company’s determination of the fair value of certain shares of the Company’s common stock issued to the Company’s former advisor and certain affiliates thereof on March 31, 2017 as described in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017 (the “Q1 2017 10-Q”) filed with the Securities and Exchange Commission (“SEC”) on May 15, 2017, the Valuation Firm does not have any direct interests in any transaction with the Company. The Company has agreed to indemnify the Valuation Firm against certain liabilities arising out of its engagement by the Company. The Valuation Firm may from time to time in the future perform other services for the Company. The Company does not believe there are any material conflicts of interest between the Company and the Valuation Firm.

2

Valuation Methodology

In preparing its valuation materials and in reaching its conclusion, the Valuation Firm, among other things:

•	completed valuations on a desktop basis;

•	researched applicable markets to measure current market conditions, supply and demand factors, growth patterns and their effect on applicable Real Estate Assets;

•	reviewed financial and operating information requested from, or provided by, the Company, including property level cash flow projections for each Real Estate Asset;

•	assisted the Company with determining the appropriateness of other assets and liabilities included in Estimated Per-Share NAV; and

•	performed such other analyses and studies, and considered factors, as the Valuation Firm considered appropriate.

The Valuation Firm performed a valuation of the Real Estate Assets utilizing two approaches, outlined below, that are commonly used in the commercial real estate industry.

The Estimated Per-Share NAV is comprised of (i) the sum of (A) the estimated value of the Real Estate Assets and (B) the estimated value of the other assets, minus (ii) the sum of estimated value of debt and other liabilities, divided by (iii) the number of shares of common stock outstanding on a fully-diluted basis as of March 31, 2017, which was 39,617,676. The number of shares of common stock outstanding on a fully-diluted basis as of March 31, 2017 does not give effect to the conversion of the 9,152,542.37 units of limited partnership in the Company’s operating partnership entitled “Class C Units” (the “Class C Units”) sold by the Company for a purchase price of $14.75 per Class C Unit, or $135.0 million in the aggregate. However, the calculation of Estimated Per-Share NAV accounts for the Class C Units by including the liquidation preference of the Class C Units as a liability. The rights, obligations and preferences of the Class C Units, including with respect to their convertibility into common stock and redeemability, are described in more detail in the Q1 2017 10-Q.

Income Capitalization Approach

With respect to 134 of the Real Estate Assets, all of which are hotels or equity interests in hotels, the Valuation Firm estimated the “as is” fair value of each Real Estate Asset as of March 31, 2017 using an income capitalization approach and applied a range of “market supported” terminal capitalization rates and discount rates to projected operating cash flow. An income capitalization approach, specifically the discounted cash flow method, simulates the reasoning of an investor who views the cash flows that would result from the anticipated revenue and expense on a property throughout its lifetime. Operating cash flow, after consideration for projected capital expenditures, utilized and assessed by the Valuation Firm is the balance of potential income remaining after collection loss and operating expenses. This cash flow was then discounted by an appropriate yield rate over a typical projection period in a discounted cash flow analysis. Thus, two key steps were involved: (1) estimating the operating cash flow and capital expenditures applicable to each Real Estate Asset and (2) choosing appropriate terminal capitalization rates and discount rates.

Sales Comparison Approach

With respect to seven of the Real Estate Assets, all of which are hotels for which there was irregular or poor historic performance, a sales comparison approach was used. The sales comparison approach estimates value based on what other purchasers and sellers in the market have agreed to as a price for comparable properties. This approach is based on the principle of substitution, which states that the limits of prices, rents and rates tend to be set by the prevailing prices, rents and rates of equally desirable substitutes.

3

Estimated Per-Share NAV

The following table summarizes the individual components (on a per share basis) of the $13.20 Estimated Per-Share NAV described herein (the “2017 NAV”):

	As of March 31, 2017
Real Estate Assets	$55.80	(1)
Other Assets	$4.27	(2)
Fair Value of Debt	$(36.00	)(3)
Other Liabilities	$(10.87	)(4)
Estimated Per-Share NAV	$13.20
Fully Diluted Shares Outstanding	39,617,676	(5)

(1)	The key assumptions that were used by the Valuation Firm in its models to estimate the value of each Real Estate Asset are set forth in the following table. The concluded value of the Real Estate Assets reflects an overall decrease of approximately 8% compared to the sum of (a) the original purchase price for those assets of $2.2 billion, plus (b) post-acquisition capital expenditures for those assets of $152.7 million.

	Range	Weighted Average
Terminal Capitalization Rate	7.0% – 10.0%	8.6%
Discount Rate	8.0% – 11.0%	9.6%

The decrease in the per share value of the Real Estate Assets included in the 2017 NAV compared to the 2016 NAV relates primarily to the use of different estimates and assumptions in each valuation, including estimates and assumptions with respect to the impact of brand-mandated property improvement plans (“PIPs”). As discussed in the Company’s previous filings with the SEC, the Company is undertaking PIPs across a significant portion of its portfolio. These PIPs are expected to be accretive to the Company’s cash flow in future years. The Estimated Per-Share NAV calculation includes estimates of future PIP costs and the impact of taking guest rooms out of service while PIP work is pending, reflecting greater certainty as to the timing, scope and cost of PIP work due to the Company’s negotiations with the brands and expected availability of cash from the capital commitment to purchase Class C Units made to the Company in January 2017 by an affiliate of a real estate private equity fund managed by affiliates of Brookfield Asset Management Inc. The impact of the PIP estimates on the Company’s calculation of Estimated Per-Share NAV in future years is expected to diminish or be eliminated as the Company’s PIP work is completed. Additionally, different estimates and assumptions were used with respect to capitalization rates and projections of future revenues and expenses. For example, the Estimated Per-Share NAV includes generally higher exit capitalization rates reflecting an increase in the interest rate environment since the 2016 valuation.

(2)	Includes amounts associated with the following line items from the Company’s unaudited financial statements for the quarter ended March 31, 2017 included in the Q1 2017 10-Q: (i) cash and cash equivalents; (ii) acquisition deposits; (iii) restricted cash; (iv) investments in unconsolidated entities; and (v) prepaid expenses and other assets. The Company believes that the carrying value of these assets estimates fair value.

(3)	The value of the Company’s mortgage notes payable and promissory note payable was estimated using a discounted cash flow analysis. The discounted cash flow analysis was based on projected cash flows over the remaining loan terms and utilized estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio, type of collateral and other credit enhancements. The Company believes that this assumption reflects the terms currently available to borrowers seeking borrowing terms similar to the Company’s and with a credit profile similar to the Company’s credit profile. The Company made the foregoing estimates after consulting with a nationally recognized third party debt valuation advisor.

4

(4)	Includes amounts associated with the following line items from the Company’s unaudited financial statements for the quarter ended March 31, 2017 included in the Q1 2017 10-Q: (i) mandatorily redeemable preferred securities; (ii) accounts payable and accrued expenses; (iii) due to related parties; and (iv) contingently redeemable Class C Units. Except with respect to the mandatorily redeemable preferred securities and the Class C Units, the Company believes that the carrying value of these liabilities estimates fair value. With respect to the mandatorily redeemable preferred securities, which were issued and sold in connection with an acquisition of hotels in 2015, the Company estimated fair value using a discounted cash flow analysis. With respect to the Class C Units, which were issued and sold on March 31, 2017, the Company believes that the liquidation preference of $135.0 million estimates fair value.

(5)	A portion of the decrease in the 2017 NAV compared to the 2016 NAV relates to the fact that the Company has 2,981,660 more shares outstanding as of March 31, 2017 as compared to March 31, 2016, mainly because of stock distributions paid to stockholders and shares issued as part of the Company’s transition to self-management. Beginning with distributions payable with respect to April 2016 through January 2017, the Company paid distributions to its stockholders in shares of common stock instead of cash. The payment of distributions in common stock decreased the amount of net asset value allocable to each share of common stock because it increased the number of shares of common stock outstanding, but did not impact the aggregate value of a stockholder’s investment in shares of the Company’s common stock.

Sensitivity Analysis

The Company noted that applying the low, midpoint and high range of discount rates determined by the Valuation Firm resulted in an Estimated Per-Share NAV range equal to $12.27 – $14.15 per share on a fully diluted basis. The midpoint in that range was $13.20.

The discount rates have a significant impact on the estimated value. The following chart presents the impact on Estimated Per-Share NAV resulting from variations in the discount rates for the Real Estate Assets, within the range of values determined by the Valuation Firm.

	Range of Value
	Low	Midpoint	High
Estimated Per-Share NAV	$12.27	$13.20	$14.15
Discount Rate(1)	9.9%	9.6%	9.4%

(1)	This analysis shows the effect of varying the weighted average discount rate used in the income capitalization approach with all other assumptions, including the terminal capitalization rate and sales comparables, remaining constant.

Limitations of the Methodologies

The Company believes that the method used to establish the Estimated Per-Share NAV is the methodology most commonly used by non-listed REITs to establish an estimated per-share net asset value. The Company also believes that the assumptions described herein to estimate the value of the Real Estate Assets are within the ranges used by market participants buying and selling similar properties, assuming a willing buyer and a willing seller, neither being under any compulsion to buy or to sell. The estimated values of the Real Estate Assets may not, however, represent current market value or book value. Real properties are currently carried at their amortized cost basis in the Company’s financial statements. The estimated value of the Real Estate Assets reflected above does not necessarily represent the value the Company would receive or accept if the assets were marketed for sale. The market for commercial real estate can and does fluctuate and values are expected to change in the future. Further, the Estimated Per-Share NAV does not reflect a liquidity discount for the fact that the shares are not currently traded on a national securities exchange, a discount for the non-assumability or prepayment obligations associated with certain of the Company’s debt obligations and other costs that may be incurred, including any costs associated with the sale of assets. In addition, the fair value estimate of the Class C Units does not take into account any make-whole or other prepayment premiums payable to the holders of Class C Units in connection with redemptions thereof prior to March 31, 2022.

5

As with any methodology used to estimate value, the methodologies employed to value the Real Estate Assets by the Valuation Firm were based upon a number of estimates and assumptions that may not be accurate or complete, including estimates and assumptions such as comparable sales, revenue and operating expense data, capitalization or discount rates, and projections of future revenues and expenses. Further, different parties using different assumptions and estimates could derive a different Estimated Per-Share NAV, which could be significantly different from this Estimated Per-Share NAV.

The Estimated Per-Share NAV does not reflect “enterprise value” which may include an adjustment for:

•	the large number of Real Estate Assets, given that some buyers may be willing to pay more for a large portfolio than they are willing to pay for each property in the portfolio separately;

•	any other intangible value associated with a going concern; or

•	the possibility that the Company’s shares of common stock could trade at a premium or a discount to the Estimated Per-Share NAV if they were listed on a national securities exchange.

Limitations of the Estimated Per-Share NAV

The Estimated Per-Share NAV does not represent: (i) the price at which the Company’s shares of common stock would trade at on a national securities exchange, (ii) the amount a stockholder would obtain if he or she tried to sell his or her shares of common stock or (iii) the amount stockholders would receive if the Company liquidated its assets and distributed the proceeds after paying all of its expenses and liabilities. Accordingly, with respect to the Estimated Per-Share NAV, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares of common stock at Estimated Per-Share NAV;

•	a stockholder would ultimately realize distributions per share of common stock equal to Estimated Per-Share NAV upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at a price equal to or greater than Estimated Per-Share NAV if they were listed on a national securities exchange; or

•	the methodology used to establish the Estimated Per-Share NAV would be acceptable to the Financial Industry Regulatory Authority for use on customer account statements, or that the Estimated Per-Share NAV will satisfy the applicable annual valuation requirements under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Internal Revenue Code of 1986, as amended (the “Code”) with respect to employee benefit plans subject to ERISA and other retirement plans or accounts subject to Section 4975 of the Code.

Further, the Estimated Per-Share NAV was calculated as of a specific date, and the value of shares of common stock will fluctuate over time as a result of, among other things, developments related to individual assets, changes in the real estate and capital markets, including changes in interest rates, completion or commencement of capital improvements related to individual assets, and acquisitions or dispositions of assets and the distribution of proceeds from the sale of real estate to stockholders.

Stockholders should not rely on the Estimated Per-Share NAV in making a decision to buy or sell shares of the Company’s common stock.

6

Conclusion

The Estimated Per-Share NAV equal to $13.20 was unanimously adopted by the Board on June 19, 2017. The Board is ultimately and solely responsible for the determination of the Estimated Per-Share NAV.

The Company determined the Estimated Per-Share NAV in a manner consistent with the definition of fair value under U.S. generally accepted accounting principles set forth in FASB’s Topic ASC 820, Fair Value Measurements and Disclosures.

Forward-Looking Statements

This Current Report on Form 8-K contains certain statements that are the Company’s and its management’s hopes, intentions, beliefs, expectations, or projections of the future and might be considered to be forward-looking statements under Federal Securities laws. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties. The Company’s actual future results may differ significantly from the matters discussed in these forward-looking statements, and the Company may not release revisions to these forward-looking statements to reflect changes after the Company has made these statements. Factors and risks that could cause actual results to differ materially from expectations are disclosed from time to time in greater detail in the Company’s filings with the SEC including, but not limited to, the Company’s Annual Reports on Form 10-K, the Company’s Quarterly Reports on Form 10-Q, as well as the Company’s Current Reports on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.

99.1	Hospitality Investors Trust, Inc. – Frequently Asked Questions and Answers with respect to Estimated Net Asset Value per Share – as of June 19, 2017

7

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOSPITALITY INVESTORS TRUST, INC.

Date: June 19, 2017	By:	/s/ Jonathan P. Mehlman
Jonathan P. Mehlman Chief Executive Officer and President

8